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                                                                     EXHIBIT 4.3

SECOND CLARIFICATIONS MEMORANDUM FOR MIXED FINANCED PUBLIC WORKS CONTRACT (CONTRACT NUMBER PIF-005/2003) DATED MARCH 26, 2003, WHICH IS ENTERED INTO BY AND BETWEEN COMISION FEDERAL DE ELECTRICIDAD ("COMMISSION") AND CONSTRUCTORA INTERNACIONAL DE INFRAESTRUCTURA, S.A. DE C.V. (THE "CONTRACT").

      COMMISSION AND CONSTRUCTORA INTERNACIONAL DE INFRAESTRUCTURA, S.A. DE C.V. ("CONTRACTOR", AND JOINTLY WITH COMMISSION, THE "PARTIES") WISH TO ISSUE THE FOLLOWING CLARIFICATIONS REGARDING THE CONTRACT REFERRED TO IN THE HEADING OF THIS MEMORANDUM WHICH THEY EXECUTED ON MARCH 26, 2003. TERMS BEGINNING WITH A CAPITAL LETTER SHALL HAVE THE MEANINGS THERETO ATTRIBUTED IN THIS CONTRACT, UNLESS EXPRESSLY OTHERWISE PROVIDED FOR HEREIN.

      1. The Parties make it clear that for the "VO" calculation under Exhibit 14 of the Contract, the value of the Works contracted both at a lump sum as at unit prices shall be adjusted to present value per the date of early termination or rescission of the Contract, and for such calculation the future date considered shall be 60 Days after (i) the Scheduled Acceptance Date of the First Unit (February 28, 2007) in respect to 60% of such value, and (ii) The Scheduled Completion Date of the Project (August 31, 2007) in

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respect to the remaining 40%, in the means such dates are (a) delayed in virtue of a delay attributable to Contractor; or (b) adjusted due to an Act of God or of Force Majeure, or (c) in case of an extension of those dates according to clauses 13.3 and/or 27.3 of the Contract. On the other hand, and without prejudice of Contractor's rights according to clauses 26.5 and 27.4 of the Contract, in case of extensions of Dates of Critical Events attributable to Commission according to Clause 13.3 of the Contract or a Major Government Force, the latter shall pay for reasonable financial costs according to practice in the market, - duly documented -, derived from the actual delay in the Critical Event Dates per the date of early termination of the Contract, as long as those costs are not included in amounts paid or due on account of start-up delay insurance; for the calculation of those financial costs, they shall be considered to result once the 60-Day term stipulated in Clause 26.5 of the Contract has expired, and based on the financial cost derived from financing amounts actually disbursed by Contractor before the date of early termination.

      2. The Parties make it clear that the Monthly Progress Report referred to in Clause 13.4 and item 4 of the First Clarifications Memorandum may be issued in two bimonthly Progress Reports for each Month, in which case the

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provisions of such Item 4 shall be applicable to each of those bimonthly
Progress Reports in relation to the monthly Progress Report.

      3. In relation to Exhibit 14 of the Contract, the Parties make it clear that, if any Works are not in similar conditions to those of the date when the respective recognition was granted because of a deterioration that affects their adequate operation, to avoid duplicating charges Commission shall invoke paragraph (c) of Exhibit 14, as long as the amount(s) of the deterioration suffered is (are) not included in item "S" of Exhibit 14 because of the insurance Contractor must have according to Clause 24 of the Contract. It is also made clear that item "S" of Exhibit 14 does not include amounts paid or due for start-up delay insurance, as such insurance does not cover physical damage of the Works.

      4. In relation to the monthly Progress Reports established in Clause 13.4 of the Contract, the Parties make it clear that Contractor may include in those Reports amounts actually disbursed during the period covered by the corresponding Report on account of pre-operating non-recoverable expenses required to execute the Project, the value whereof must have documentary support validated and endorsed by the Supervision Resident for Commission to

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recognize amounts still not amortized in the corresponding Report as actual progress, according to the procedure and for the purposes established in Item 4 of the First Clarifications Memorandum. Aforementioned concepts will be the same as those consigned in forms OE-2, OE-9A, OE-16.4, OE-16.5, OE-16.6, OE-16.12 of Contractor's Bid.

      5. The Parties make it clear that the term sanction in Clause Seven of the Modifying Contract of the Contract, executed July 4, 2003, refers both to the obligation to pay the contract penalties and to deliver an additional letter of credit according to the last paragraph of Clause 13.6.1 of the Contract; neither may default of the date mentioned in aforementioned Clause Seven constitute an Event of Default by Contractor.

      This Clarifications Memorandum forms an integral part of the Contract. It consists of 2 (two) written pages and is signed in five original copies in Mexico, Federal District, on October 8, 2003.

FEDERAL ELECTRICITY COMMISSION
(illegible signature)
________________________________
EUGENIO LARIS ALANIS
INVESTMENT PROJECTS DIRECTOR

CONSTRUCTORA INTERNACIONAL DE
INFRAESTRUCTURA, S.A. DE C.V.
(illegible signature)

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________________________________
LUIS HORCASITAS MANJARREZ
Legal Representative